QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[LETTERHEAD]

FOR IMMEDIATE RELEASE

For more information, contact Building Materials Corporation of America at 973-317-5960

BMCA ANNOUNCES COMMENCEMENT OF ITS TENDER OFFER TO ACQUIRE ELKCORP

        December 17, 2006—Building Materials Corporation of America ("BMCA"), North America's largest roofing manufacturer, which operates under the name GAF Materials Corporation, today announced its intention to commence a tender offer to purchase all the outstanding shares of common stock of ElkCorp, par value $1.00 per share, at a price of $35.00 per share.

        The following are the principal terms of BMCA's offer:

          Price:    BMCA, through an acquisition subsidiary, proposes to acquire ElkCorp through an all cash transaction at a price of $35.00 per share of ElkCorp common stock. The proposed price of $35.00 per share represents an approximate 40% premium over ElkCorp's closing price on November 3, 2006 ($25.18 per share), the trading day immediately preceding BMCA's filing of its Schedule 13D and ElkCorp's announcement of its sale process.

          Regulatory:    As previously announced, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on December 6, 2006.

        Counsel to BMCA for the tender offer is Willkie Farr & Gallagher LLP.

        The Offer to Purchase, Letter of Transmittal and related documents will be mailed to stockholders of record when available and also will be made available for distribution to beneficial owners of ElkCorp's common stock.

        In connection with its announcement of the tender offer, BMCA today sent the following letter to Thomas D. Karol, Chairman of the Board of Directors and Chief Executive Officer of ElkCorp:

        December 17, 2006

Mr. Thomas D. Karol
Chairman of the Board and CEO
ElkCorp
14911 Quorum Drive, Suite 600
Dallas, TX 75254-1491

Dear Tom:

        We are today announcing that we will be commencing a tender offer for all outstanding Elk common shares at $35 per share. As you know, we have already received antitrust clearance and this offer is not conditional on financing.

        Tom, BMCA has been both open and direct in all its dealings with you, your colleagues, and outside advisors. Notwithstanding, Elk has refused to enter into discussions with us regarding our merger proposal or provide confidential information as it has with other bidders. Most recently, on Tuesday, December 12th, our representatives contacted your financial advisors, UBS, seeking guidance on how best to proceed. UBS informed us that BMCA's merger proposal was scheduled to be considered at an Elk Board meeting on December 13th and that they would be in a position to provide us with guidance in a call immediately after the meeting. Instead, we have heard nothing from your advisors, and they have since "gone off the air."

        You should know that, in light of the above, you have given us no choice but to take our offer directly to shareholders. Please be assured that we continue to stand ready to negotiate a definitive merger agreement directly with Elk, if it so chooses, and we believe this to be in the best interests of Elk, its shareholders and employees.

        All the best.

Sincerely,
/s/ Robert B. Tafaro Robert B. Tafaro President and Chief Executive Officer
cc: Elk Board of Directors

# # #

BMCA INFORMATION

        Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

# # #

        THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF ELKCORP COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT BMCA WILL SHORTLY BE DISTRIBUTING TO ELKCORP'S STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT BMCA WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

# # #

FORWARD-LOOKING STATEMENTS

        This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

QuickLinks

[LETTERHEAD]
BMCA ANNOUNCES COMMENCEMENT OF ITS TENDER OFFER TO ACQUIRE ELKCORP